Vonage Holdings Corp.

Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-131659

May 22, 2006

Subject Line: Vonage Information: Customer Directed Share Program

Vonage Holdings Corp. (“Vonage”) has filed Amendment No. 6 (“Amendment No. 6”) to its Registration Statement on Form S-1. Among other things, Amendment No. 6 describes certain changes Vonage has made to its Customer Directed Share Program, such as adding links to the current Prospectus and modifying language within the Customer Directed Share Program website. The revised description is set forth below:

Directed Share Programs

We have requested that the underwriters reserve up to 13.5% of the common stock offered in this prospectus for sale to certain of our customers at the initial public offering price in the Vonage Customer Directed Share Program. The Vonage Customer Directed Share Program will be centrally administered through the program website at ipoinfo.vonage.com. A Vonage customer may be eligible to participate in the Vonage Customer Directed Share Program if he or she meets all of the following criteria:

•                  The customer opened an account directly with Vonage America on or prior to December 15, 2005. The customer must have opened an account with Vonage America and not through a third-party wholesaler.

•                  The customer maintained the Vonage account in good standing through February 1, 2006.

•                  The customer is a U.S. citizen.

•                  The customer resides in the United States as of the date of the consummation of this offering.

•                  The customer is a natural person and has a valid U.S. social security number. No entities are eligible to participate.

In order to participate in the Vonage Customer Directed Share Program, the customer also must open a limited purpose brokerage account at either Smith Barney, a division of Citigroup Global Markets Inc., Deutsche Bank Alex. Brown, a division of Deutsche Bank Securities Inc., or UBS Financial Services Inc. Eligible customers will be permitted to purchase shares of our common stock in the Vonage Customer Directed Share Program only through a limited purpose brokerage account at one of these financial institutions.

Other conditions to participation also may apply.

Eligible customers who choose to participate in the Vonage Customer Directed Share Program must submit conditional offers to purchase at least 100 and no more than 5,000 shares. In the event that eligible customers submit valid conditional offers for more shares than have been reserved for allocation in the Vonage Customer Directed Share Program, we will allocate shares for purchase by eligible customers as follows:

1.              We will first attempt to allocate shares to all customers who submitted a valid conditional offer by reducing each customer’s conditional offer by a percentage and allocating shares to each customer in the amount of his or her reduced conditional offer.

•                  Each customer’s conditional offer will be reduced by the same percentage, rounded up to the nearest 100 shares. No conditional offer will be reduced, however, to below 100 shares as a result of this pro rata reduction.

•                  We will reduce the conditional offers by the lowest percentage that will allow all conditional offers, as reduced and after rounding, to be filled. We will not, however, apply a pro rata reduction that exceeds 75%.

2.              In the event that not all of the conditional offers, as reduced by 75% and after rounding, can be filled, the following allocation model will be used:

•                  Conditional offers, as reduced by 75% and after rounding, will be filled in size order, with the largest conditional offers filled first. For example, any conditional offers for 5,000 shares would be reduced by 75% and rounded up to the nearest 100 shares, resulting in conditional offers for 1,300 shares. Each of these conditional offers would be filled with 1,300 shares prior to filling any conditional offers for fewer shares.

•                  In the event that not all of the conditional offers of a particular size can be filled, but there remain shares available for allocation, conditional offers will be filled within the particular size by lottery.

Our employees do not have any additional information and have been instructed not to discuss either the initial public offering or the Vonage Customer Directed Share Program. Therefore, you should not call us about the initial public offering or the Vonage Customer Directed Share Program. As it becomes available, further information about how to participate in the Vonage Customer Directed Share Program will be available only at (888) 830-1790 or vonageipo.com.

Our initial email communication to prospective participants in the Vonage Customer Directed Share Program and the first page of the website identified above (from which a reader could access a detailed “frequently asked questions” section about the Vonage Customer Directed Share Program) did not include an active hyperlink to the prospectus contained in our most recently filed registration statement relating to this offering as required pursuant to Rule 433 under the Securities Act. The email communication and the information on the first page of the website therefore might be viewed as not having been preceded or accompanied by a prospectus meeting the requirements of the Securities Act.

In addition, our initial voicemail communication to prospective Vonage Customer Directed Share Program participants, which communication may contain only limited information pursuant to Rule 134 under the Securities Act, included the Internet address at which prospective participants could obtain additional information about the Vonage Customer Directed Share Program, including a copy of the prospectus contained in our most recently filed registration statement relating to this offering. However, the voicemail did not include the name and address of a person from whom such a prospectus could be obtained. The inclusion of the Internet address in the voicemail might be viewed as incorporating into the voicemail information that is beyond the scope permissible under Rule 134. In addition, the omission of the name and address of a contact person might be viewed as noncompliance with that Rule.

We believe we would have meritorious defenses to any legal actions based on claims of alleged defects in the email, website or voicemail. The website through which the Vonage

Customer Directed Share Program is being conducted requires each prospective investor to open an electronic copy of a prospectus meeting the requirements of the Securities Act prior to making a conditional offer to purchase shares of our common stock. It is, therefore, impossible for someone to place an order (or to open an account to do so) in the Vonage Customer Directed Share Program without first having received a copy of the required prospectus. As a result, we believe that the risks to us relating to any such potential claims are not significant.

We also have requested that the underwriters reserve up to 1.5% of the common stock offered in this prospectus for sale to other persons related to us at the initial public offering price in a separate directed share program. These other persons may include our stockholders, vendors, employees, suppliers and service providers. Broker-dealers registered with the NASD will not be allowed to participate in the directed share program. Although broker-dealers will not be allowed to participate, employees of broker-dealers may participate, like any other customer, if they meet the eligibility requirements.

The number of shares available for sale to the public will be reduced to the extent our customers or other persons related to us purchase the reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered in this prospectus. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Please click here to open the current prospectus, which is located at: http://www.sec.gov/Archives/edgar/data/1272830/000104746906007477/a2169686zs-1a.htm

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-866-869-5224.